Exhibit 4.17

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 14, 2024. The following description of the terms of our common shares is not meant to be complete and is qualified by reference to our articles of association (“articles of association”), which is incorporated by reference as an exhibit to our Annual Report on Form 20-F, of which this exhibit is a part. We encourage you to read our articles of association and the applicable provisions of Swiss law for additional information.

The Company

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed as a Swiss limited liability company (société à responsabilité limitée) on February 13, 2003 with our registered office and domicile in Basel, Switzerland. We converted to a Swiss stock corporation (société anonyme) under the laws of Switzerland on August 25, 2003. Our Swiss enterprise identification number is CHE-109.878.825. Our domicile and registered office is in Ecublens, at the École Polytechnique Fédérale Lausanne (EPFL) Innovation Park Building B, 1015 Lausanne, Vaud, Switzerland.

Share Capital

As of March 14, 2024, our issued share capital is CHF 2,082,858.10, consisting of 104,142,905 common shares of which 5,243,958 are held as treasury shares, leaving 98,898,947 common shares outstanding with a nominal value of CHF 0.02 each. We have no dividend rights certificates (bons de jouissance).

Articles of Association

On February 26, 2024, we adopted amended articles of association and when we refer to our articles of association, we refer to the articles of association as filed as Exhibit 3.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023.

Purpose

Under our articles of association, our purpose is the research, study, development, manufacture, promotion, sale and marketing of products and substances within the pharmaceutical and nutrition industry as well as the purchase, sale and exploitation of patents and licenses in this field. We may engage in any activities which are apt to favor our purpose directly or indirectly. We may also acquire and sell real estate. We may open branch offices in Switzerland and abroad and may also acquire participations in other companies. We may provide securities to our subsidiaries and supply guarantees.

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (capital-actions) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months of the general meeting of shareholders in order to become effective. Under our articles of association, in the case of an increase of capital against payment of contributions in cash, a resolution passed by a simple majority of the votes cast at the general meeting of shareholders regardless of abstentions and empty or invalid votes is required. In the case of the limitation or withdrawal of subscription rights or in the case of an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits, a resolution passed by at least two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Furthermore, under the Swiss Code of Obligations, the CO, as effective at the time when our current conditional capitals and authorized share capital were voted by the general meeting, our shareholders, by a resolution passed by at least two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

●	conditional capital (capital conditionnel) for the purpose of issuing shares in connection with, among other things, (i) the exercise of conversion and/or option or warrant rights granted on a standalone basis or in connection with bonds or similar instruments, issued or to be issued by the Company or by one of our subsidiaries or (ii) the exercise of option rights granted to employees of the Company or a subsidiary, members of our board of directors or any consultant of the Company, or other persons providing services to the Company or a subsidiary; or

●	authorized capital (capital-actions autorisé) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-Emptive Rights

Pursuant to the CO, shareholders have in principle pre-emptive subscription rights (droit préférentiel de souscription). With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have in principle advance subscription rights (droit de souscrire préalablement).

A resolution passed at a general meeting of shareholders by at least two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive subscription rights or advance subscription rights in certain circumstances.

If pre-emptive subscription rights are granted, but not exercised, the board of directors may allocate the non-exercised pre-emptive subscription rights as it elects but has to follow the principle of equal treatment of the shareholders.

Our Authorized Share Capital

Under Article 3a of our articles of association, the board of directors is authorized to increase the share capital, in one or several steps until 24 June 2024, by a maximum amount of CHF 114,000 by issuing a maximum of 5,700,000 registered shares with a par value of CHF 0.02 each, to be fully paid up. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate or another third party or third parties, followed by an offer to the then-existing shareholders of the Company and (ii) in partial amounts shall also be permissible.

For the currently effective Authorized Share Capital, the board of directors is authorized to determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid up, the date from which the registered shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The board of directors may allow the pre-emptive rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the pre-emptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

The board of directors is authorized to withdraw or limit the pre-emptive rights of the shareholders and to allot them to third parties:

●	if the issue price of the new registered shares is determined by reference to the market price (with a customary discount); or
●	for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement; or
●	for raising of capital (including private placements) in a fast and flexible manner which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders.
●	As of January 1, 2023, the new Swiss corporate law introducing the capital band mechanism has come into force. It will no longer be possible to renew the Company's current Authorized Share Capital beyond June 24, 2024. Instead, the Company can only introduce the capital band pursuant to Article 653s et seq. of the revised Swiss Code of Obligations which requires an amendment of the Articles by way of a resolution of a duly convened general meeting of shareholders of the Company. Under the capital band mechanism, the general meeting of shareholders can authorize the board of directors at any time within a maximum of five years to increase or decrease the share capital by a maximum amount of 50% of the current share capital.

Our Conditional Share Capital

Conditional Share Capital for Financing and Other Purposes

Under Article 3b of our articles of association, our share capital may be increased by a maximum aggregate amount of CHF 100,000 through the issue of a maximum of 5,000,000 common shares, payable in full, each with a nominal value of CHF 0.02, through the optional or mandatory exercise of conversion, exchange, option, warrant or similar rights or obligations for the subscription of shares granted to shareholders or third parties on a standalone basis or in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any subsidiaries of the Company, including convertible debt instruments. Shareholders do not have pre-emptive subscription rights in such circumstances.

Shareholders’ subscription rights are excluded. Shareholders’ advance subscription rights with regard to the new bonds, warrants or similar instruments may be restricted or excluded by decision of the board of directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (i) the instruments are to be placed at market conditions; (ii) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights; and (iii) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued. The respective holders of conversion and/or option or warrant rights are entitled to subscribe the new shares.

Conditional Share Capital for Employee Benefit Plans

Under Article 3c of our articles of association, our share capital may, to the exclusion of the pre-emptive subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 91,844.20 through the issue of a maximum of 4,592,210 registered shares, payable in full, each with a nominal value of CHF 0.02, in connection with the exercise of option rights granted to employee of the Company or a subsidiary, members of the board of directors or any consultant, or other persons providing services to the Company or a subsidiary. The board of directors specifies the precise conditions of issue including the issue price of the shares.

Uncertificated Securities

Our shares are uncertificated securities (droits-valeurs, within the meaning of Article 973c of the CO) and, when administered by a financial intermediary (dépositaire, within the meaning of the Federal Act on Intermediated Securities, “FISA”), qualify as intermediated securities (titres intermédiés, within the meaning of the FISA). In accordance with Article 973c of the CO, we maintain a non-public register of uncertificated securities (registre des droits-valeurs). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. Following entry in our share register, a shareholder may at any time request from us a written confirmation in respect of the shares held by such shareholder, as reflected in the share register.

General Meeting of Shareholders

Ordinary/Extraordinary Meetings, Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a Company’s financial year. In our case, this generally means on or before June 30.

The following powers are vested exclusively in the general meeting of shareholders:

●	adopting and amending the articles of association, including change of a company’s purpose or domicile;
●	electing and removal of the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;
●	approving the management report and the consolidated accounts;
●	approving the annual accounts and resolutions on the allocation of the disposable profits, and in particular setting the dividend and the shares of profit to board members;
●	approving the total compensation paid to members of the board of directors and executive management;
●	resolving the interim dividend and approve the interim account required therefor;
●	resolving on repaying the statutory capital reserve;
●	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;
●	dissolving a company with or without liquidation;
●	resolving to delist the equity securities of the company; and
●	passing resolutions concerning all matters which are reserved to the authority of the general meeting of shareholders by law or by the articles of association.

An extraordinary general meeting of shareholders may be called by a resolution of the general meeting, the board of directors or, under certain circumstances, by a company’s auditor, liquidator or the representatives of convertible bond holders, if any. In addition, our articles of association require the board of directors to convene an extraordinary general meeting of shareholders if shareholders representing at least 10% of the share capital request such general meeting of shareholders in writing. The amended Swiss corporation law requires the board of directors of a listed company to convene an extraordinary general meeting of shareholders if shareholders representing at least 5% of the share capital or of the voting rights so request in writing. Our current articles of association do not yet reflect this amendment in law. Such request to convene an extraordinary general meeting must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on a company’s stand-alone annual statutory balance sheet, half of the share capital and reserves are not covered by its assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the simple majority of the votes cast at the general meeting of shareholders regardless of abstentions or empty or invalid votes, unless statutory law or the articles of association state otherwise.

A resolution of the general meeting of the shareholders passed by at least two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

●	amending a company’s corporate purpose;
●	the consolidation of shares, unless the consent of all the shareholders concerned is required;
●	creating shares with privileged voting rights;
●	restricting the transferability of common shares;
●	creating conditional share capital or a capital band;
●	increasing the share capital out of equity, against contributions in-kind or for the purpose of acquiring assets and granting of special benefits;
●	limiting or withdrawing shareholder’s pre-emptive subscription rights;
●	changing a company’s domicile;
●	introducing a casting vote for the person chairing the general meeting;
●	introducing a provision on holding the general meeting abroad;
●	resolving the delisting of the equity securities of the company;
●	introducing an arbitration clause in the articles of association;
●	alleviating or withdrawing of restrictions upon the transfer of common shares and the removal of the voting cap of 33 1∕3% as contained in article 4 of the articles of association;
●	removing the indemnification provision for the board of directors and executive management as contained in article 29 of the articles of association;
●	converting common shares into bearer shares and vice versa;
●	dissolving or liquidating a company; and
●	amending or eliminating article 17 (resolutions and elections) of the articles of association.

The same voting requirements apply, subject to mandatory law, to resolutions regarding transactions among corporations (including a merger, demerger or conversion of a corporation) based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and Transfer of Assets, or the Merger Act, see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of NASDAQ Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors or, if necessary, by the auditors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote.

All of the owners or representatives of our shares may, if no objection is raised, hold a general meeting of shareholders without complying with the formal requirements for convening general meetings of shareholders (a universal meeting). This universal meeting of shareholders may discuss and pass binding resolutions on all matters within the purview of the ordinary general meeting of shareholders, provided that the owners or representatives of all the shares are present at the meeting.

Agenda Requests

Pursuant to our current articles of association, one or more shareholders, whose combined shareholdings represent the lower of (i) at least one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. A request for inclusion of an item on the agenda must in principle be requested in writing delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s ordinary general meeting of shareholders. The request must contain, for each of the agenda items, the following information:

●	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;
●	the name and address, as they appear in our share register, of the shareholder proposing such business;
●	the number of shares of the Company which are beneficially owned by such shareholder;
●	the dates upon which the shareholder acquired such shares;
●	documentary support for any claim of beneficial ownership;
●	any material interest of such shareholder in such business; and
●	a statement in support of the matter and, for proposals sought to be included in the Company’s proxy statement, any other information required by Securities and Exchange Commission Rule 14a-8.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule 14a-4 and/or Rule 14a-8.

Our annual business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Voting Rights

Each of our shares entitles its holder to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman has the power to decide whether to recognize a power of attorney.

Our articles of association state that no individual or legal entity may, directly or indirectly, formally, constructively or beneficially own or otherwise control voting rights (“Controlled Shares”) with respect to 33 1∕3% or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity submits prior to the acquisition of such Controlled Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer or (ii) the highest price paid by such individual or legal entity in the 12 months preceding to the publication of the tender offer. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, will be regarded as one person. The common shares exceeding the limit of 33 1/3% and not benefitting from the exemption regarding a tender offer will be entered in our share registered as shares without voting rights. The board of directors may in special cases approve exceptions to the above regulations. Additional voting caps apply to shareholders acquiring shares for other persons (nominees).

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by a simple majority of the votes cast at a general meeting of shareholders regardless of abstentions or empty or invalid votes. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only from the disposable profit and from reserves formed for this purpose, each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted.

Distributable reserves are generally booked either as “free reserves” (réserves libres) or as “reserve from capital contributions” (apports de capital). Under the CO, if our general reserves (réserve générale) amount to less than 20% of our share capital recorded in the Commercial Register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by a simple majority of the votes cast at a general meeting of shareholders regardless of abstentions or empty or invalid votes. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the Commercial Register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital An ordinary capital reduction must be completed within six months after the resolution of shareholders, otherwise such resolution becomes invalid.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares

Shares in uncertificated form (droits-valeurs) may only be transferred by way of assignment. Shares that constitute intermediated securities (titres intermédiés) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 5 of our articles of association provides that the transfer of intermediated securities and the pledging of these intermediated securities are based on the provisions of the FISA and that transfer of propriety as collateral by means of written assignment are not permitted.

Voting rights may be exercised only after a shareholder (or usufructuaries) has been entered in our share register (registre des actions) with his or her name, first name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Our articles of association state that no individual or legal entity may, directly or indirectly, formally, constructively or beneficially own or otherwise control voting rights (“Controlled Shares”) with respect to 33 1∕3% or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity submits prior to the acquisition of such Controlled Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer or (ii) the highest price paid by such individual or legal entity in the 12 months preceding to the publication of the tender offer. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, will be regarded as one person. The common shares exceeding the limit of 33 1/3% and not benefitting from the exemption regarding a tender offer will be entered in our share registered as shares without voting rights.

Additional voting caps apply to shareholders acquiring shares for other persons (nominees).

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets.

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the competent court sitting in Lausanne, Switzerland, our registered office, to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5 percent of the share capital may request that the court appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other similar transactions (i.e. mergers, demergers, transformations and certain asset transfers) that are governed by the Swiss Merger Act are, if approved in accordance with the applicable provisions of the Swiss Merger Act, binding on all shareholders of the involved companies. A statutory merger or demerger requires approval by at least two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. If the merger agreement provides, however, only for a compensation payment, or in the event of an asymmetrical demerger, at least 90 percent of all shareholders of the transferring company who are entitled to vote must approve the merger agreement and the asymmetrical demerger, respectively.

Swiss corporations may be acquired by an acquirer through the direct acquisition of shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. If such a squeeze-out merger under the Swiss Merger Act occurs, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what “adequate” consideration is.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of at least two-thirds of the number of shares represented at a general meeting shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;
●	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and
●	the proceeds of the divestment are not earmarked for reinvestment in accordance with our business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

If in a merger, demerger or transformation, equity or shareholder rights are not adequately preserved or the compensation paid is unreasonable, within two months after the publication of the merger, demerger or transformation resolution, each shareholder may demand that the competent court determines what is a reasonable amount of compensation. The decision of the court is legally binding on all shareholders of the company involved, provided that they are in the same legal position as the plaintiff. The costs of proceedings shall be borne by the acquiring company. If the particular circumstances justify it, the court may decide that the plaintiff shall bear all or part of the cost. An action to obtain a review of the protection of equity or shareholder rights does not affect the legal validity of the merger, demerger or transformation resolution.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than nine members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent ordinary general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

●	the overall management of the Company and the issuing of all necessary directives;
●	the determination of the Company’s organization;
●	the organization of the accounting, financial control and financial planning systems as required for management of the Company;
●	the appointment and dismissal of persons entrusted with managing and representing the Company;
●	the overall supervision of the persons entrusted with managing the Company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;
●	the compilation of the annual report, and the preparation for the general meeting of shareholders and implementing its resolutions;
●	the preparation of the compensation report and to request approval by the general meeting of shareholders regarding the compensation of the board of directors and the executive committee; and
●	the notification of the court in the event that the Company is over-indebted.

The board of directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or individual members. It must ensure appropriate reporting to its members. Furthermore, the board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to a one or more individual directors (Delegates) or to third parties pursuant to the organizational regulations issued by the board of directors.

Pursuant to Swiss law and Article 25 of our articles of association, details of the delegation and other procedural rules such as quorum requirements must be set in the organizational rules issued by the board of directors.

The board of directors assigns the persons with signatory power for the Company and the kind of signatory power.

Indemnification of Executive Management and Directors

Subject to Swiss law, Article 29 of our articles of association provides for indemnification of the current and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and members of the executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

Conflict of Interest, Management Transactions

Swiss law does not have a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and the members of the executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and the members of the executive management. This rule is generally understood to disqualify directors and members of the executive management from participating in decisions that directly affect them. Our directors and executive officers are personally liable to us for any breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics that covers a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation (as defined in section 14 of the Swiss Ordinance against Excessive Compensation in Listed Companies) granted by the Company, directly or indirectly, to current members of the board of directors and executive management as well as to former members of the board of directors and executive management but in the latter case only to the extent if such compensation is related to their former role within the Company or if such compensation is not on customary market terms.

The disclosure concerning compensation must in particular include the aggregate amount for the board of directors and the aggregate amount for the executive management, as well as the particular amount of compensation for each member of the board of directors and the highest paid member of the executive management, specifying the name and function of each person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

●	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);
●	advance compensation;
●	incentive fees for the acquisition or transfer of corporations, or parts thereof, by the Company or by companies being, directly or indirectly, controlled by the us;
●	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and
●	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders annually votes on the proposals of the board of directors with respect to:

●	the maximum aggregate amount of compensation of the board of directors for the period until the next Ordinary General Meeting; and
●	the maximum aggregate amount of compensation of the executive committee for the following financial year.

The respective total compensation amounts include social security and occupational pension contributions for the benefit of the members of the board of directors, the executive management and the Company.

If the general meeting of shareholders refuses to approve a respective motion by the board of directors, the board of directors may either submit a new motion at the same meeting or determine a maximum total remuneration or several maximum partial remunerations, subject to the relevant principles of the compensation, or submit a new motion to the next general meeting of shareholders for approval.

In addition to fixed compensation, members of the executive management may be paid in cash a variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee determines the relative weight of the performance criteria and the respective target values.

Compensation may be paid in cash or granted in form of options or shares in the Company. The board of directors or, to the extent delegated to it, the compensation committee determines grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10 percent of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20 percent. If we own shares that exceed the threshold of 10 percent of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

We currently hold 5,243,958 fully paid up common shares of par value CHF 0.02 each, as treasury shares.

Shares of the Company held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive subscription rights in the case of share capital increases.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act, FinMIA, do not apply to us since our shares are not listed on a Swiss stock exchange.

Stock Exchange Listing

Our common shares are listed on the NASDAQ Global Market under the symbol “ACIU.”

Transfer Agent and Registrar of Shares

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common shares. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.